Recon Announces Entry Into Agreement for $2.6 Million Registered Direct Offering of Ordinary Shares and Warrants

BEIJING, November 25, 2013 /PRNewswire via COMTEX/ — Recon Technology, Ltd. (NASDAQ: RCON), an oilfield service company provider (the "Company") operating primarily in the People's Republic of China, announced today that it entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors for the sale of 546,500 ordinary shares in a registered direct offering at the price of $4.81 per ordinary share. In addition, warrants to purchase 163,950 ordinary shares in the aggregate will be issued to the investors.

The warrants will be exercisable immediately as of the date of issuance at an exercise price of $6.01 per ordinary shares and expire three years from the date of issuance. The exercise price of the warrants is subject to customary adjustment in the case of future issuances or deemed issuances of ordinary shares, stock splits, stock dividends, combinations of shares and similar recapitalization transactions. A holder of the warrants also will have the right to exercise its warrants on a cashless basis if the registration statement or prospectus therein is not available for the issuance of the ordinary shares issuable upon exercise thereof.

Gross proceeds of the offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, are expected to be approximately $2.6 million.  These securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and base prospectus

The net proceeds from this offering will be used for working capital and other general corporate purposes, including working capital and other general corporate purposes, including acquisition of complementary assets or businesses. In the Securities Purchase Agreement we have entered into with the purchasers in this offering, we have agreed not to use the proceeds of this offering to satisfy any existing debt (other than ordinary course trade payables), to redeem any of our outstanding securities (other than the warrants issued pursuant to the securities purchase agreement), or to settle any outstanding litigation.

The completion of the offering will occur on or before November 29, 2013.  FT Global Capital, Inc. served as the placement agent for the offering.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or directly from the company by contacting the Company at:

Recon Technology, Ltd

Room 1902, Building C, King Long International Mansion

No. 9 Fulin Road

Beijing, 100107

People’s Republic of China

+86 (10) 8494-5799

Attn: Investor Relations

About Recon Technology, Ltd.

Recon Technology, Ltd. provides leading Chinese oil and gas companies with automation services designed to increase efficiency and profitability in relation to the exploration, extraction, production, refining and transportation of field based petroleum products for 10 years. Recon Technology is the first Chinese non-state-owned oil and gas service company to go public in the U.S. For additional information please visit us at www.recon.cn.

Investor Contact:

Recon Technology, Ltd

Tel: +86 (10) 84945799

Email: info@recon.cn; liu.jia@recon.cn

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about the public offering of securities described herein.  Actual events or results may differ materially from the Company’s expectations.  Factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in its filings with the Securities and Exchange Commission.  These forward-looking statements represent the Company’s judgment as of the time of this release.  The Company disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.